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              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                 OF SERIES D CUMULATIVE ACCELERATING REDEEMABLE
              PREFERRED STOCK OF HEALTHCARE IMAGING SERVICES, INC.

         HEALTHCARE IMAGING SERVICES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of ss.151 of the Delaware General Corporation Law, the Board, pursuant to a unanimous written consent dated September 15, 1998, adopted the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series D Cumulative Accelerating Redeemable Preferred Stock.

                  WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.01 par value per share (the "Common Stock"), and preferred stock, $0.10 par value per share (the "Preferred Stock"); and

                  WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series D Cumulative Accelerating Redeemable Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series D Cumulative Accelerating Redeemable Preferred Stock as follows:

         1. Designation. The shares of such series of Preferred Stock shall be designated "Series D Cumulative Accelerating Redeemable Preferred Stock" (referred to herein as the "Series D Stock").



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         2. Authorized Number. The number of shares constituting the Series D
Stock shall be one thousand (1,000).

         3. Ranking. The Series D Stock shall rank, as to dividends and upon Liquidation Payments (as defined in Section 5(a) hereof), senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation. (All equity securities of the Corporation to which the Series D Stock ranks prior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities.") The Corporation shall not have or create any class of stock ranking on parity with, or senior to, the Series D Stock, without the affirmative vote of the holders of a majority of the shares of Series D Stock, voting separately as a class.

         4.       Dividends.

                  (a) Dividend Accrual and Payment. From and after the date of issuance of the Series D Stock (the "Original Issue Date" ), dividends shall accrue on the shares of Series D Stock at the initial annual rate (subject to reset in accordance with Section 4(d)) of 8.0% per share (expressed as a percentage of the $10,500 per share liquidation preference (the "Dividend Rate")). The holders of shares of Series D Stock shall be entitled to receive such dividends when and as declared by the Board, in cash, out of assets legally available for such purpose, quarterly in arrears on the tenth (10th) day of April, July, October and January of each year (each of such dates being a "Dividend Payment Date"), commencing January 10, 1999. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared, provided, however, that such date shall not be more than sixty (60) nor less than ten (10) days prior to the applicable Dividend Payment Date. Dividends on the Series D Stock shall be cumulative so that if, for any dividend accrual period, cash dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate with interest at the then applicable Dividend Rate and shall be added to the dividends payable for subsequent dividend accrual periods and upon any redemption or conversion of shares of Series D Stock. If the Original Issue Date is on a date which does not coincide with a Dividend Payment Date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date to January which next occurs after the Original Issue Date. If the date fixed for payment of a final liquidating distribution on any shares of Series D Stock, or the date on which any shares of Series D Stock are redeemed or converted into Common Stock, does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of April, July, October or January most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series D Stock. So long as any shares of Series D Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series D Stock pursuant to this Section 4(a) shall be paid pro rata to the holders entitled thereto and (ii) holders of shares of Series D Stock shall be entitled to receive the dividends provided for in this Section 4(a) in preference to and in priority over any dividends upon any Junior Securities. In addition to the dividends provided for in this Section 4(a), holders of Series D Stock shall be entitled to participate in extraordinary dividends in accordance with the provisions of
Section 7(f) hereof.

                  (b) Dividend Limitation on Junior Securities. So long as any shares of Series D Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holder of Junior Securities), unless prior to, or concurrently with, such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on the shares of Series D Stock not paid on the dates provided for in Section 4(a) hereof shall have been paid in full in cash.

                  (c) Dividends on Fractional Shares. Each fractional share of Series D Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series D Stock pursuant to Section 4(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 4(a) hereof with respect to dividends on each outstanding share of Series D Stock.

                  (d) Dividend Rate Adjustment. The Dividend Rate shall increase by an additional 2% per year on each three-month anniversary of the Original Issue Date, but in no event will the Dividend Rate exceed 15% per annum.

                  (e) Participation in Dividends on Common Stock. If the Board declares a dividend or other distribution (other than upon any liquidation, dissolution or winding up of the Corporation) on the Common Stock in cash, property or securities (excluding Common Stock) of the Corporation (or subscriptions or other rights to purchase or acquire securities (excluding Common Stock) of the Corporation), the Board shall simultaneously declare a dividend or distribution at the same rate and in the same form on the Series D Stock, so that all outstanding shares of Series D Stock shall participate ratably with the Common Stock in such dividend or distribution on the basis of the number of shares of Common Stock into which the Series D is convertible as of the date a record is taken of the holders of shares of Common Stock for the purpose of receiving such dividend or other distribution.

         5.       Liquidation.

                  (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series D Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $10,500 per share of Series D Stock, representing the liquidation preference per share of the Series D Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Stock) (the "Series D Issue Price"), plus (ii) all accrued and unpaid dividends on the Series D Stock to such date (together with the Series D Issue Price, the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series D Stock shall be insufficient to permit payment in full to the holders of shares of Series D Stock of the Liquidation Payments, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

                  (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of shares of Series D Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Junior Securities in accordance with their terms.

                  (c) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of shares of Series D Stock at his post office addresses as shown by the records of the Corporation.

                  (d) Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series D Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series D Stock.

         6.       Conversion.

                  The holders of shares of Series D Stock shall have the following conversion rights:

                  (a) Conversion. Subject to the limitations set forth below, the Series D Stock shall be convertible at any time after March 1, 1999 (the "Convertibility Date"), unless previously redeemed, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate liquidation preference of the shares of Series D Stock being converted by (ii) the Conversion Price (as defined in Section 6(b) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series D Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith; provided, however, that the Series D Stock may only be converted if and to the extent the aggregate

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amount of all Series D Stock converted in any manner does not exceed 19.9% of the shares of Common Stock outstanding as of the Original Issue Date (the "Conversion Restriction"). The conversion rights herein provided shall be apportioned ratably among the holders of the Series D Stock in proportion to the number of shares of Series D Stock owned by such holders. The Conversion Restriction shall be of no further force or effect at such time as the Corporation has obtained stockholder approval or ratification of the issuance of the Series D Stock.

                  (b) Conversion Price; Converted Shares. The initial conversion price of the Series D Stock shall be equal to the average of the Market Prices (as defined below) for the Common Stock for the twenty (20) consecutive trading days immediately preceding the Convertibility Date (the "Initial Conversion Price") (the Initial Conversion Prices, as it may be adjusted pursuant to the terms of this Section 6(b) and Section 7, is referred to as the "Conversion Price"). The Conversion Price also shall be subject to adjustment as provided in Section 7 below. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series D Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series D Stock which have been converted shall be cancelled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series D Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series D Stock are convertible, plus (ii) cash payable for any fractional share, plus (iii) all accrued but unpaid dividends relating to such shares, together with interest thereon, through the date of conversion. Upon the conversion of shares of Series D Stock as provided in this Section 6, the Corporation shall promptly pay all then accrued but unpaid dividends to the holder of the shares of Series D Stock being converted. The Board shall at all times, so long as any shares of Series D Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

                      As used herein, "Market Price" means, with respect to shares of Common Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or Market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate of the Secretary of the Corporation.

                  (c) Mechanics of Conversion. In the case of a conversion, before any holder of Series D Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Series D Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within five (5) business days of the Corporation's receipt of the notice of conversion, issue and deliver at such office to such holder of Series D Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series D Stock in any case in which fewer than all of the shares of Series D Stock represented by a certificate are converted.

                  (d) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series D Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

                  (e) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

         7. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series D Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

                  (a) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in Section 7(b) or 7(c) below, each share of Series D Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series D Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series D Stock immediately prior to such reorganization, share exchange or reclassification.

                  (b) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party, each share of Series D Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series D Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series D Stock immediately prior to such consolidation or merger.

                  (c) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of shares of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of shares of Common Stock for the purpose of so combining, whichever is earlier.

                  (d) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), the Conversion Price shall be adjusted, as of the date a record is taken of the holders of shares of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (e) Issuance of Shares of Common Stock below Market Price. If the Corporation shall, at any time or from time to time after the Convertibility Date, issue any Common Stock (which term, for purposes of this subsection (e), shall be deemed to include all other securities exchangeable or exercisable for, or convertible into, Common Stock, or options to purchase or other rights to subscribe for such exchangeable or convertible securities), in each case other than Excluded Stock (as defined below), for no consideration or for a consideration per share less than the Market Price for such Common Stock for the date immediately prior to such issue (a "Dilutive Issuance"), then in such event, the Conversion Price in effect immediately prior to each such Dilutive Issuance shall be reduced, concurrently with each such issue, to a price equal to the quotient obtained by dividing (i) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance multiplied by the Market Price for the date immediately prior to such Dilutive Issuance plus (y) the aggregate consideration received or deemed to be received by the Corporation upon such issuance by (ii) the total number of shares of Common Stock outstanding immediately after such Dilutive Issuance.

                      For the purposes of any adjustment of the Conversion Price pursuant to this subsection (e), the following provisions shall be applicable:

                      (A) In case of the issuance of Common Stock for consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Corporation as determined in accordance with clause (B) below.

                      (B) In case of the issuance of Common Stock for consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

                      (C) In case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities: (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase, or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the purchase price provided in such options or rights for the shares of Common Stock covered thereby; (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or rights to subscribe for, such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (determined in the manner provided in clauses (A) and (B) above); and (3) on the expiration of any right or option or on the termination of any right to convert or exchange any convertible or exchangeable securities, the Conversion Price then in effect shall thereupon be readjusted to the Conversion Price as would have been in effect had the adjustment made upon the granting or issuance of such rights or options or convertible or exchangeable securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such convertible or exchangeable securities.

                      As used herein, "Excluded Shares" shall mean (i) shares of Common Stock issued upon conversion of, or distributions with respect to, any Series D Stock or any other shares of Preferred Stock outstanding as of October 2, 1998; (ii) shares of Common Stock issued in transactions described in Section 7(a), (b) or (c), and (iii) shares of Common Stock issued under the following employee benefit plans of the Corporation: the Corporation's 1997 Omnibus Incentive Plan, 1997 Employee Stock Purchase Plan, 1991 Stock Option Plan, as previously amended, and 1996 Stock Option Plan for Non-Employee Directors (the "Plans").

                  (f) Extraordinary Dividends. In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of Common Stock of capital stock (other than Common Stock), evidences of indebtedness, assets, or rights, options or warrants to subscribe for, or other securities convertible into or exercisable or exchangeable for, capital stock (excluding any cash dividends), then in each such case the Conversion Price shall be adjusted so that after such record date the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction of which the numerator shall be the Market Price per share of Common Stock on such record date less the fair market value (as determined in good faith by the Board) of the portion of the capital stock, evidences of indebtedness, assets or rights, options or warrants so distributed with respect to each share of Common Stock and the denominator of which shall be the Market Price per share of Common Stock on such record date. Such adjustment shall be made whenever any such extraordinary dividend is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such extraordinary dividend.

                  (g) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in Conversion Price as provided in this Section 7:

                           (i) Minimum Adjustment. No adjustment of the
                  Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                           (ii) Certain Adjustments. The Conversion Price shall
                  not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (h) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of shares of Series D Stock.

         8.       Redemption.

                  (a) Redemption by the Corporation. The Series D Stock may be redeemed, at the option of the Corporation, in whole, but not in part (unless otherwise consented to by the holders of a majority of the shares of Series D Stock then outstanding), at a price per share equal to one hundred percent (100%) of the Series D Stock Issue Price plus all accrued and unpaid dividends to the date of redemption (the date the Corporation redeems the Series D Stock, whether at the option of the Corporation pursuant to this Section 8(a) or at the option of any holder of Series D Stock pursuant to Section 8(b) below, is referred to herein as the "Redemption Date").

                  (b) Redemption Upon the Occurrence of an Event of Default. Upon the occurrence of any Series D Stock Event of Default (as defined in Section 8(e) below), any holder of shares of Series D Stock shall have the right to require (by written notice delivered to the Corporation (the "Holders' Redemption Demand") within sixty (60) days after such holder or holders' receipt of the Series D Stock Event of Default Notice (as defined in Section 8(e) below)) the Corporation to redeem no later than thirty (30) days after the Corporation's receipt of the Holders' Redemption Demand all or any portion of the Series D Stock owned by such holder or holders at a price per share equal to one hundred percent (100%) of the Series D Stock Issue Price, plus all accrued and unpaid dividends on the shares of Series D Stock to be so redeemed to the Redemption Date. The Corporation shall give written notice of such election to the other holders of shares of Series D Stock, which notice shall
(i) state the Redemption Date, which date should be not later than thirty (30) days after the Corporation's receipt of the Holders' Redemption Demand, and
(ii) be given at least ten (10) days prior to such Redemption Date. Upon the giving of such notice, each holder of shares of Series D Stock may demand redemption of all or any portion of such holder's Series D Stock by mailing written notice thereof to the Corporation at least five (5) days prior to the Redemption Date. The Corporation will redeem all shares of Series D Stock as to which rights under this subsection have been exercised within thirty (30) days after receipt of the Holders' Redemption Demand.

                  (c) Option to Convert in Lieu of Redemption. Notwithstanding anything to the contrary contained herein, after the Convertibility Date any holder of shares of Series D Stock that does not want the Corporation to redeem the shares of Series D Stock called by the Corporation for redemption shall have the prior right to convert all or any portion of its shares of Series D Stock into

Common Stock at the then-applicable Conversion Price provided such conversion right is exercised no later than ten (10) days after notice of redemption is given to the Holders.

                  (d) Redemption Procedure. On or prior to the Redemption Date, the Corporation shall deposit the Series D Stock Issue Price plus an amount equal to all accrued and unpaid dividends on all outstanding shares of Series D Stock to be so redeemed to the Redemption Date (the "Redemption Price") with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holders of shares of Series D Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series D Stock to be redeemed. If the Corporation makes such deposit in full, from and after the Redemption Date, all rights of the holders of shares of Series D Stock as holders of shares of Series D Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series D Stock being redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation does not make such deposit in full, all rights of the holders of shares of Series D Stock being redeemed as holders of shares of Series D Stock shall not cease as to any share until payment in full of the Redemption Price for such share being redeemed and until such time such share shall remain outstanding and shall be entitled to all the rights and preferences provided herein. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series D Stock are insufficient to redeem the total number of shares of Series D Stock to be redeemed on such date, then the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series D Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series D Stock. Payments shall first be applied against accrued and unpaid dividends and thereafter against the remainder of the Redemption Price. The shares of Series D Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Stock, such funds will immediately be used to redeem the balance of the shares of Series D Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any Junior Securities unless the Redemption Price of all shares to be redeemed shall have been paid in full. Notwithstanding anything to the contrary contained herein, the Corporation shall have the right to pay up to $2.0 million of the aggregate Redemption Price by delivery of a subordinated promissory note(s) of the Corporation, in the aggregate original principal amount of $2.0 million, and containing such other terms and conditions as are mutually agreed by the Corporation and the holders of a majority of the Series D Preferred Stock to be redeemed.

                  (e) Events of Default. A "Series D Stock Event of Default" occurs if:

                           (i) the Corporation has breached any material
                  representation, warranty, covenant, obligation or agreement set forth in this Certificate, the Asset Purchase Agreement dated September 16, 1998 or any other agreement executed in connection therewith and such breach continues for a period of ten (10) business days after notice thereof to the Corporation; or

                           (ii) the Corporation fails to pay any dividend on
                  the Series D Stock in the amounts contemplated by Section 4 hereof on any Dividend Payment Date, and such failure continues for a period of fifteen (15) days after the applicable Dividend Payment Date; or

                           (iii) the Corporation defaults in making any
                  redemption payment that it is obligated to make hereunder; whether or not such payment is legally permissible or conflicts with any other agreement to which the Corporation or any of its subsidiaries is a party or by which any of its or their respective assets are bound; or

                           (iv) any judgments, orders or decrees for the
                  payment of money in excess of $375,000, either individually or in an aggregate amount, shall be entered against the Corporation or any of its subsidiaries or any of their respective properties and shall not be discharged and there shall have been a period of sixty (60) days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

                           (v) the Corporation has breached any representation,
                  warranty, covenant, obligation or agreement set forth in any material agreement to which it is a party or by which its assets are bound and such breach continues for a period of fifteen (15) days and results in a current payment liability of the Corporation in excess of $375,000 which is not discharged or stayed within such fifteen (15) day period; or

                           (vi) the Corporation or any of its subsidiaries
                  which would be a "significant subsidiary" pursuant to Article 1-02 of Regulation S-X ("Material Subsidiary") pursuant to or within the meaning of any law under Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors ("Bankruptcy Law"):

                                    (A) commences a voluntary case or
                           proceeding with respect to itself,

                                    (B) consents to the entry of an order for
                           relief against it in an involuntary case or proceeding,

                                    (C) consents to the appointment of a
                           receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law ("Custodian") of it or for all or any material part of its property,

                                    (D) makes a general assignment for the
                           benefit of its creditors,

                                    (E) consents to or acquiesces in the
                           institution of bankruptcy or insolvency proceedings against it,

                                    (F) shall generally not pay its debts when
                           such debts become due or shall admit in writing its inability to pay its debts generally, or

                                    (G) takes any corporate action in
                           furtherance of or to facilitate, conditionally or otherwise, any of the foregoing; or

                           (vii) a court of competent jurisdiction enters a
                  decree, judgment or order under any Bankruptcy Law that:

                                    (A) is for relief against the Corporation
                           or any Material Subsidiary of the Corporation in an involuntary case or proceeding,

                                    (B) appoints a Custodian of the Corporation
                           or of any Material Subsidiary of the Corporation for all or substantially all of its properties, or

                                    (C) orders the winding up or liquidation of
                           the Corporation or of any Material Subsidiary of the Corporation, and in each case the order or decree remains unstayed and in effect for sixty (60) days.

                  If a Series D Stock Event of Default occurs and is continuing, in addition to any other notices required pursuant to this Certificate, the Corporation must, within ten (10) days after the occurrence of such Series D Stock Event of Default, give to the holders of shares of Series D Stock notice of such Series D Stock Event of Default, including a reasonably detailed description of the events causing such Series D Stock Event of Default, and the actions proposed to be taken by the Corporation in response thereto (a "Series D Stock Event of Default Notice").

         9. Notices of Record Dates and Effective Dates. In case: (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Corporation shall authorize the granting to the holders of shares of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be mailed to the recordholders of shares of Series D Stock at least twenty (20) days prior to the applicable record date or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of shares of Common Stock to be entitled to such dividend, distribution or rights are to be determined or (ii) the date on which such reorganization, share exchange, reclassification, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, share exchange, reclassification, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

         10.      Voting Rights.

                  (a) General. In addition to the rights otherwise expressly provided herein or as provided by any applicable law, subject to the limitations set forth herein, the holders of shares of Series D Stock shall be entitled to vote, together with the holders of shares of Common Stock and any other class or series of stock then entitled to vote, as one (1) class on all matters submitted to a vote of stockholders of the Corporation, in the same manner and with the same effect as the holders of shares of Common Stock. In such vote, and in any vote or action of the holders of shares of the Series D Stock voting together as a separate class, each share of issued and outstanding Series D Stock shall entitle the holder thereof to one (1) vote per share of Common Stock (including fractional shares) which would be obtained upon conversion of all outstanding shares of Series D Stock held by such holder, rounded up to the nearest one-tenth of a share; provided, however, that in any such vote, the aggregate voting power of all of the Series D Stock shall not exceed 19.9% of the shares of Common Stock outstanding as of the Original Issue Date (the "Voting Restriction"). The voting rights herein provided shall be apportioned ratably among the holders of the Series D Stock in proportion to the number of shares of Series D Stock owned by such holders. The Voting Restriction shall be of no further force or effect at such time as the Corporation has obtained stockholder approval or ratification of the issuance of the Series D Stock.

                  (b) Appointment of Board of Director Observer. On the Original Issue Date, the holders of a majority of the shares of Series D Stock shall have the right to designate one (1) non-voting Board observer, who will be given notice of, and permitted to attend, all meetings of the Board and its committees for so long as any shares of Series D Stock are outstanding.

                  (c) Election of Board of Directors. Upon the occurrence of any Series D Stock Event of Default or if the Corporation shall have failed to redeem in full the Series D Stock prior to the Convertibility Date, then any holder of record of Series D Stock shall be entitled to cause the Corporation to call a special meeting of the Corporation's stockholders for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders. If such meeting shall not be called within twenty (20) days after the written request thereof of any holder of record of Series D Stock, then the holders of record of ten percent (10%) of the shares of Series D Stock then outstanding may designate in writing a holder of Series D Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of Series D Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 10(c). Notwithstanding the provisions of this Section 10(c), however, no such special meeting shall be called during a period within sixty (60) days immediately preceding the date fixed for the next annual meeting of stockholders.

         11. Shares to be Retired. All shares of the Series D Stock redeemed, converted, exchanged or purchased by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock and may thereafter be redesignated and reissued.

         12. Public Documents. For so long as the Corporation has any securities registered under the Securities Exchange Act of 1934, upon the filing with the Securities and Exchange Commission of any financial statements, proxy or information statements, notices, reports or registration statements (other than any registration statements relating to employee benefit or dividend reinvestment plans), or the issuance of any press release or other public announcement (each a "Public Document"), the Corporation shall, within ten (10) business days, provide to each holder of Series D Stock a copy of such Public Document.

         13. Covenants in Certain Circumstances. For so long as any shares of Series D Stock are outstanding, the Corporation will not, and it will cause its subsidiaries not to, without the affirmative vote, or the written consent pursuant to Section 228 of the Delaware General Corporation Law, of the holders of a majority of the outstanding shares of Series D Stock:

                  (a) incur any indebtedness ("Indebtedness") for borrowed money which would be reflected as a liability of the Corporation on a balance sheet of the Corporation prepared in conformity with U.S. generally accepted accounting principles and practices, other than in the ordinary course of business consistent with past practice and other than in respect of those certain acquisitions (the "PPM Acquisitions") contemplated by any letters of intent entered into prior to the Original Issue Date by the Corporation and such target companies or any acquisitions in replacement or substitution therefor on substantially the same terms and conditions, including, without limitation, any Indebtedness relating to the financing of the PPM Acquisitions;

                  (b) effect any material change in the nature of the business conducted or proposed to be conducted by the Corporation or any of its subsidiaries as of the Original Issue Date;

                  (c) effect, or agree to effect, any material acquisition or disposition in excess of $800,000, other than in respect of the PPM Acquisitions;

                  (d) amend, waive or repeal any provisions of, or add any provision to, (i) this Certificate or (ii) any provision of the Corporation's Certificate of Incorporation or any other certificate of designation filed with the Secretary of State of Delaware by the Corporation (other than with respect to the PPM Acquisitions and the transactions contemplated thereby);

                  (e) increase the authorized number of shares of Series D Stock or reclassify the shares of Series D Stock;

                  (f) amend, waive or repeal any material provisions of, or add any material provision to, the Corporation's By-laws (other than in connection with the PPM Acquisitions);

                  (g) dissolve or liquidate the Corporation;

                  (h) replace, renew, refinance, extend, prepay, redeem, defense or otherwise retire any material Indebtedness, other than in the ordinary course of business consistent with past practice or other than in respect of the PPM Acquisitions;

                  (i) increase, decrease or otherwise amend the size, or requirements for election or appointment to or service on, the Board (other than in respect of the PPM Acquisitions);

                  (j) merge or consolidate (or otherwise reorganize) the Corporation;

                  (k) grant or issue any capital stock, or securities convertible into, or exercisable or exchangeable for, any capital stock of the Corporation (other than under the Corporation's employee benefits plans, including the Plans);

                  (l) declare or pay any dividend or other distribution with respect to the capital stock of the Corporation (other than with respect to the Series D Stock);

                  (m) repurchase, redeem or otherwise retire any shares of capital stock of the Company (other than Series D Stock or other than in connection with the cashless exercise of awards under the Plans);

                  (n) make any capital expenditure or commitment in excess of $800,000, other than in the ordinary course of business consistent with past practice or other than in respect of the PPM Acquisitions; or

                  (o) enter into any material transaction with an affiliate (as defined under the rules and regulations promulgated under the Securities Act of 1933) of the Corporation, other than in respect of transactions entered into prior to the Original Issue Date or consistent with past practice.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of October, 1998.

                                          HEALTHCARE IMAGING SERVICES, INC.


                                          By: /s/ Elliott H. Vernon
                                             ----------------------------------
                                              Elliott H. Vernon
                                              Chairman of the Board, President
                                                and Chief Executive Officer

ATTEST:

/s/ Scott P. McGrory
--------------------------------
Scott P. McGrory
Assistant Secretary